EXHIBIT 99.2

Republic Bancorp, Inc. Segment Data for the Three Months and Year Ending December 31, 2005 and 2004

Republic’s four reportable segments are determined by the types of products and services offered: (i) banking operations, (ii) mortgage banking operations, (iii) Tax Refund Solutions and (iv) deferred deposits.  Loans, investments and deposits provide the majority of revenue from banking operations; servicing fees and loan sales provide the majority of revenue from mortgage banking operations; Refund Anticipation Loan fees and Electronic Refund Check fees provide the majority of the revenue from tax refund services; and fees for providing deferred deposits represent the primary revenue source for the deferred deposit segment.  All four reportable segments are domestic.

The accounting policies used for Republic’s reportable segments are the same as those described in the summary of significant accounting policies thereto included in Republic’s annual report on Form 10-K for the year ended December 31, 2004. Income taxes are allocated based on income before income tax expense.  Transactions among reportable segments are made at fair value.

Republic Bancorp, Inc. Segment Data for the Three Months and Year ending December 31, 2005 and 2004 follows:

1

	Three Months Ended December 31, 2005
(in thousands)	Banking	Tax Refund Solutions	Mortgage Banking	Deferred Deposits	Consolidated Totals

Net interest income	$19,269	$54	$110	$836	$20,269
Provision for loan losses	132	(215)	—	489	406
Electronic Refund Check fees	—	178	—	—	178
Mortgage banking income	—	—	602	—	602
Other revenue	6,139	20	(262)	10	5,907
Income tax expense	3,383	(401)	49	(100)	2,931
Net income	6,600	(761)	96	(182)	5,753
Segment assets	2,720,620	1,770	6,617	6,549	2,735,556

	Three Months Ended December 31, 2004
(in thousands)	Banking	Tax Refund Solutions	Mortgage Banking	Deferred Deposits	Consolidated Totals

Net interest income	$17,754	$31	$128	$3,585	$21,498
Provision for loan losses	408	(325)	—	190	273
Electronic Refund Check Fees	—	15	—	—	15
Mortgage banking income	—	—	849	—	849
Other revenue	5,425	(8)	(282)	10	5,145
Income tax expense	2,433	(365)	349	1,012	3,429
Net income	4,685	(687)	668	1,947	6,613
Segment assets	2,430,797	2,012	16,496	49,617	2,498,922

	Year Ended December 31, 2005
(in thousands)	Banking	Tax Refund Solutions	Mortgage Banking	Deferred Deposits	Consolidated Totals

Net interest income	$74,738	$8,807	$437	$8,697	$92,679
Provision for loan losses	(616)	956	—	(902)	(562)
Electronic refund check fees	—	6,083	—	—	6,083
Mortgage banking income	—	—	2,751	—	2,751
Other revenue	22,525	99	(986)	31	21,669
Income tax expense	12,247	2,855	422	2,574	18,098
Net income	23,730	5,531	817	4,987	35,065
Segment assets	2,720,620	1,770	6,617	6,549	2,735,556

	Year Ended December 31, 2004
(in thousands)	Banking	Tax Refund Solutions	Mortgage Banking	Deferred Deposits	Consolidated Totals

Net interest income	$69,091	$8,352	$444	$12,165	$90,052
Provision for loan losses	(36)	1,382	—	402	1,748
Electronic refund check fees	—	5,268	—	—	5,268
Mortgage banking income	—	—	3,148	—	3,148
Other revenue	19,810	14	(1,085)	39	18,778
Income tax expense	10,025	2,824	699	3,433	16,981
Net income	19,187	5,406	1,337	6,571	32,501
Segment assets	2,430,797	2,012	16,496	49,617	2,498,922